Exhibit 99.1
Contacts:

REPLIDYNE, INC.		FOREST LABORATORIES, INC.

Mark L. Smith	Sabrina B. Oei	Charles E. Triano
CFO	Dir, Investor & Public Relations	VP — Investor Relations
T: (303) 996-5503	T: (303) 996-5535	T: (212) 224-6714
MSmith@Replidyne.com	SOei@Replidyne.com	Charles.Triano@FRX.com
U.S. FOOD AND DRUG ADMINISTRATION ISSUES NON-
APPROVABLE LETTER FOR FAROPENEM
Louisville, CO and New York, NY, October 23, 2006 — Replidyne, Inc. (NASDAQ: RDYN) and Forest Laboratories, Inc. (NYSE: FRX), reported today the U.S. Food and Drug Administration (FDA) has issued a non-approvable letter for Replidyne’s new drug application (NDA) for faropenem medoxomil, a novel oral, community antibiotic. Replidyne submitted the NDA in December 2005 for four adult indications: acute bacterial sinusitis (ABS), community-acquired pneumonia (CAP), acute exacerbation of chronic bronchitis (AECB) and uncomplicated skin and skin structure infections (SSSI). The NDA as filed was based on the results of eleven Phase III clinical trials for these indications and a safety data base of more than 5,000 patients treated with faropenem.
According to the non-approvable letter, the FDA recommends further clinical studies for all indications. For ABS and AECB, superiority studies may be needed and for CAP, studies requiring additional microbiologic evaluation. In its letter the FDA did not raise any safety concerns or chemistry, manufacturing or controls (CMC) issues related to the product. Replidyne and Forest intend to discuss the clinical plans with the FDA including the number of trials needed for each indication, and expect that a minimum of two years will be required for completion of the clinical studies.
Historically the FDA has not required superiority design studies such as placebo-controlled studies for approval for antibiotics, but the Companies believe that recent public FDA deliberations over the need for placebo-controlled studies for antibiotics were a factor in its decision. Further, recent FDA statements have reflected a preference for superiority studies in ABS.
“Based on the filing packages we included in our NDA submission, particularly for ABS and CAP, we are disappointed that the FDA is requiring additional clinical trials,” said Kenneth J. Collins, President and Chief Executive Officer of Replidyne. “However, we believe that at the doses studied faropenem has a clearly demonstrated favorable safety profile. Replidyne is in a strong financial position to continue the development of faropenem with our partner Forest and to advance our promising pipeline.”
Howard Solomon, Chairman and Chief Executive Officer of Forest, stated, “It is our intention to work together with Replidyne to conduct the additional clinical trials required to obtain FDA approval for at least two respiratory indications in order to launch faropenem. Upon approval, faropenem will be a valuable additional pipeline product for us.”
Forest and Replidyne announced their collaboration and commercialization agreement on February 13, 2006 and will discuss the agreement based on the FDA decision.
Replidyne will hold a conference call at 8:30 AM EDT on Monday, October 23, to discuss the FDA’s response. To access the call, please dial 800-591-6945 (domestic) or +1 617-614-4911 (international) five minutes prior to the start time, and provide the access code 57552349.
A replay of the call will be available from 6 PM ET on October 23, 2006 until October 30, 2006 at midnight. To access the replay, please call 888-286-8010 (domestic) or +1 617-801-6888 (international) and reference access code 85816020.
About Faropenem Medoxomil
Faropenem medoxomil is an investigational compound being developed for oral treatment of community-acquired respiratory infections and uncomplicated skin and skin structure infections. Community antibiotics are generally used to treat infections acquired in the community rather than a hospital setting.

Faropenem is a member of the penem subclass within the beta-lactam class of antibiotics. Beta-lactams are generally characterized by their favorable safety and tolerability profiles, as well as their broad spectrum of activity, and as a result are often used as first line therapy in many respiratory and skin infections in adult and pediatric patients.
About Replidyne, Inc.
Replidyne is a biopharmaceutical company focused on discovering, developing, in-licensing and commercializing innovative anti-infective products. Replidyne’s lead product, faropenem medoxomil, is a novel oral, community antibiotic that is expected to be appropriate for use as a first-line antibiotic for treatment of respiratory and skin infections in adult and pediatric patients. In February 2006, Replidyne entered into a partnership agreement with Forest Laboratories to develop and commercialize faropenem medoxomil in the US. An IND for Replidyne’s second drug candidate, REP8839, was submitted to the FDA in May 2006. REP8839 is a topical anti-infective product under development for the treatment of skin and wound infections, and the prevention of S. aureus infections, including multiple antibiotic-resistant S. aureus (MRSA) infections, in hospital settings. Replidyne is also pursuing the development of other novel anti-infective products based on its in-house discovery research.
About Forest Laboratories and Its Products
Forest Laboratories (http://www.frx.com ) is a US-based pharmaceutical company dedicated to identifying, developing, and delivering products that make a positive difference in peoples’ lives. Forest Laboratories’ growing product line includes Lexapro(R) (escitalopram oxalate), an SSRI indicated for adults for the initial and maintenance treatment of major depressive disorder and for generalized anxiety disorder; Namenda(R) (memantine HCl), an N-methyl- D-aspartate (NMDA)-receptor antagonist indicated for the treatment of moderate to severe Alzheimer’s disease; Benicar(R)* (olmesartan medoxomil), an angiotensin receptor blocker, and Benicar* HCT(R) (olmesartan medoxomil- hydrochlorothiazide), an angiotensin receptor blocker and diuretic combination product, each indicated for the treatment of hypertension; and Campral(R)* (acamprosate calcium), indicated in combination with psychosocial support for the maintenance of abstinence from alcohol in patients with alcohol dependence who are abstinent at treatment initiation.
*Benicar is a registered trademark of Sankyo Pharma, Inc., and Campral is a registered trademark of Merck Sante s.a.s., subsidiary of Merck KGaA, Darmstadt, Germany.
Except for the historical information contained herein, this release contains “forward-looking statements” within the meaning of the Private Securities Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products and the risk factors listed from time to time in the Companies’ SEC reports, including the Forest Laboratories, Inc.s’ Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and on Form 10-Q for the period ended June 30, 2006 and Replidyne, Inc.’s Prospectus on Form S-1 and on Form 10-Q for the period ended June 30, 2006.
Source: Replidyne, Inc and Forest Laboratories, Inc.